97 River Road

Flemington, NJ 08822

October 13, 2016

VIA EDGAR

United States Securities

and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Heather Percival, Esq.

Re:	H/Cell Energy Corporation
Registration Statement on Form S-1
File No. 333-212315

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”), H/Cell Energy Corporation (the “Company”) respectfully requests that the effective date of the registration statement referred to above be accelerated so that it will become effective at 4:00 p.m., Eastern Time, on Monday, October 17, 2016, or as soon thereafter as possible.

                                                                                                            H/CELL ENERGY CORPORATION

                                                                                                             By: /s/ ANDREW HIDALGO

                                                                                                             Name: Andrew Hidalgo

                                                                                                             Title: Chief Executive Officer